Exhibit 99.5

Consent of Director Nominee

OPay Limited (the “Company”) has filed a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s initial public offering of ordinary shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Lungisa Fuzile
Name:	Lungisa Fuzile
Date:	October 9, 2026

[Signature page for consent of director nominee]